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                                                                      EXHIBIT 21



                             FIRSTMERIT CORPORATION
                          LIST OF SUBSIDIARY COMPANIES
                             As of November 1, 1998



         Citizens Investment Corporation
         Citizens Savings Corporation of Stark County
         FirstMerit Bank, N.A.
                  - Abell & Associates, Inc.
                  - FirstMerit Insurance Agency, Inc.
                  - FirstMerit Leasing Company
                  - FirstMerit Mortgage Corporation
                  - FirstMerit Securities, Inc.
                        - OPN, Inc.
                        - NB 5 Financial Services, Inc.
         FirstMerit Community Development Corporation
         FirstMerit Credit Life Insurance Company
         SF Development Corp.
                  - Richwood Development (50%)
                  - Rushmore Subdivision Ltd. (50%)
                  - Courts of Weymouth Development, Ltd. (33%)